Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 7, 2009

Relating to Preliminary Prospectus dated April 24, 2009

Registration No. 333-158551

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. relates Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any broker dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-433-9045 or electronically by visiting http://www.paulsoninvestment.com.

Roadshow May 2009

ICOP Digital, Inc.

Nasdaq: ICOP

ICOP

Safe Harbor

Statement

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the Company's products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company expects to file with the Securities and Exchange Commission.

Who is ICOP?

PHILOSOPHY

Without local security, there can be no national security.

VISION

To deliver technology that enhances emergency response professionals’ ability to protect our communities.

MISSION

To deliver video technology solutions that enable effective collection and efficient management of evidentiary information.

ICOP Investment Opportunity

Founded May 2002

Substantial High Growth Markets NASDAQ: ICOP

48 Employees Blue Chip Team

Differentiated Market Approach

Proven Quality Leader

ICOP

Proven Leadership

David C. Owen, Chairman, CEO and Director

Bank Owner, Investment Banker, Kansas State Senator & Kansas Lt. Governor

Laura E. Owen, COO, President and Director

Entrepreneur, Investment Banker, Kansas Secretary of Commerce

Mickie Koslofsky, Chief Financial Officer

BS- Accounting, MBA, CPA

Bob Bradley, Director of National Sales and Marketing

VP - Sales and Business Development, Integrian VP - Sales and Marketing, SlickEdit

Kevin McGahee, Director of Product Development

Director of Engineering at Thales, Rockwell Collins

David H. Nicholl, Director of Technology

Product Development, Bayer

ICOP

Independent Directors

Noel Koch

Served as a Special Assistant to both President Nixon and President Ford; Serves as Principal Deputy Assistant to the Secretary of Defense for International Security Affairs and as Director for Special Planning for the U.S. Department of Defense where he supervised the development of Anti-Terrorist Programs, Counter-Terrorist Operations and the restoration of the U.S. Special Operations Forces; Vietnam veteran; Currently President and CEO of TranSecur, a global travel security Information service; Adjunct Professor at Georgetown University where he teaches “Low-Intensity Conflict” as part of the National Security Studies Program.

Roger Mason

20 years in manufacturing management (Road Electronics, Birdview Satellite Communications, Cobalt Boats, and Mason Electronics)

Bryan Ferguson

VP of Shaw Capital, Inc., the project development and financial services arm of The ICOP Shaw Group, Inc. Responsibilities include the development of equity investment projects, assets or acquisitions, providing deal structure, equity and debt financing arrangments and partnership alignment.

ICOP

Industry Advisors

Lou Anemone, Chief of Department – NYPD (Retired)

35 year veteran of the New York Police Department.

One of the co-developers of the Compstat Unit

During his tenure with the NYPD

Homicides were reduced 60 percent

Violent crime dropped 50 percent

Police use of deadly force fell 60%.

Cold Case Squad successfully put into place

Owns and operates Anemone Consulting, Inc.

Law enforcement and counter-terrorism consulting company

ICOP

Industry Advisors (Cont’d)

Tully Plesser

Chairman of Consensus Research Group

Global strategic research and consulting organization

Headquartered in New York City with Research Centers in Philadelphia, Los Angeles and Düsseldorf, Germany.

Founder andPresident of Cambridge Marketing & Opinion Studies until its acquisition by the Minneapolis Star & Tribune Companies.

Previously held executive research posts at Hal Riney & Partners Advertising, the Interpublic Group of Companies,

Served as political research consultant to the Republican National Committee and the National Republican Senatorial Committee.

Clients include (among others):

Time. Inc. General Motors Chase Marsh & McLennan Newsweek Pfizer Citicorp The MONY Group Financial Times Mars, Inc UBS Lehman Brothers ABC-TV Wal-Mart Ernst & Young Humana

ICOP

Breakthrough Products

ICOP Model 20/20®-W ICOP 20/20 VISION™ ICOP EXTREME™ ICOP DVMS ™ ICOP iVAULT MMS™

ICOP LIVE™

ICOP Model 4000™

ICOP

ICOP Model 20/20®-W

and ICOP 20/20 VISION™

ICOP

Rugged and Reliable

Quality Matters Quality Convicts

I COP

Award-Winning

Innovation Awards

LAW ENFORCEMENT

Product News

LAW ENFORCEMENT

TECHNOLOGY

Officer.com

The Source for Law Enforcement

WINNER

ICOP

U.S. Markets

440,000 Police Vehicles

500,000 School Buses

80,000 Transit Buses

Light Rail

Heavy Rail

Commuter Rail

Cash Transit

ICOP

Middle East

ICOP

GCC Countries

Sales Channels

ICOP

Sales Channels

Domestic

Direct Sales Team and Independent Dealers Manufacturers Representatives

Officer Sales Team

Strategic Partners – Sprint, Strix Systems, Dell

International

ICOP Distributors: Australia, Canada, Middle East, Mexico, and South America

ICOP
Market Penetration
WA
OR
CA
ID
NV
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MS
MI
IN
KY
TN
AL
OH
GA
FL
SC
NC
VA
WV
PA
NY
NJ
MD
VT
NH
ME
MA
CT
AK
HI
ICOP Customer
ICOP Customer Soon

ICOP

Investor Facts

Ticker—Stock:

Ticker – Warrants:

Sector:

Recent Price:

Shares Outstanding:

Post Offering

12-Month Range:

Approximate Float:

Market Cap:

Avg. Daily Vol:

Insider Ownership:

Fully Diluted:

Nasdaq: ICOP

Nasdaq: ICOPW

Surveillance Technology

$0.55 (Common Stock)

$0.06 (Warrants)

7.46 Million

12.8 Million

$0.11—$2.64

6.26 Million

$4.13 Million

27,000

19%

13.6 Million

As of April 28, 2009

ICOP

Historical Performance

$12,000,000

$10,000,000

$8,000,000

$6,000,000

$ 4, 000,000

$2,000,000

$0

2005

2006

2007

2008

ICOP

Use of Proceeds

Amount Percentage

Inventory Purchases $1,236,250 50%

General Corporate Purposes $1,236,250 50%

Inventory purchases primarily include the purchases of the units of the ICOP

Model 20/20-W, the ICOP 20/20 Vision, and the ICOP Model 4000 from third-party manufacturers.

General corporate purposes include accounting and legal fees, rent and other facilities expenses and other working capital expenses and may include acquisitions of companies, products or technology, although there are no current agreements with respect to any acquisitions.

ICOP

Deal Structure

550,000 Units

Unit Price $5.50

Each unit will consist of 10 shares of common stock as well as 10 Class B warrants

The Class B warrants will trade only as part of a unit for 30 days following the date of the prospectus, after which the common stock and Class B warrants will begin trading separately.

ICOP

ICOP Digital, Inc.

Advancing Surveillance Technology

16801 West 116th Street Lenexa, KS 66219 USA

Tel: 913.338.5550 Fax: 913.312.4006

Nasdaq: ICOP

www.ICOP.com